                                                                    Exhibit 10.3


           AMENDMENT NO. 2 TO 1998 STOCK OPTION/STOCK ISSUANCE PLAN
                            OF PRIME RESPONSE, INC.
                 (FORMERLY KNOWN AS PRIME RESPONSE GROUP INC.)

      (to be effective after the .75-for-one reverse stock split declared by the Board of Directors on November 15, 1999)

Article One Section V.A., as amended, of the 1998 Stock Option/Stock Issuance Plan (the "Plan") of Prime Response Group Inc. is hereby amended and restated in its entirety to provide as follows (all share numbers below reflect the reverse split described above):

     "The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock. The maximum number of shares of Common Stock which may be issued or made available over the term of the Plan shall not exceed 3,273,225 shares."

Article One Section V of the Plan is further amended, such that a new section shall be added thereto, which shall read as follows:

     " D. Subject to adjustment as provided above, the maximum number of shares of Common Stock with respect to which (i) option grants made under the Option Grant Program, and (ii) stock issuances made under the Stock Issuance Program, may be granted to any person eligible to participate in the Plan shall be 1,000,000 per calendar year. The per-participant limit described in this Section V.D. shall be construed and applied consistently with 162(m) of the Code."



                                    Adopted by the Board of Directors
                                    as of January 19, 2000